Exhibit 10.15

CONFIDENTIAL

December 31, 2009

Mr. Victor P. Patrick

4211 W. Boy Scout Blvd.

Tampa, FL 33607

Dear Vic:

We are pleased that you have accepted the position of Chief Executive Officer of Walter Energy, Inc. (the Company).  The following outlines the terms of your employment. While employed, you agree to devote your full time and efforts to advancing the Company’s interests.

The purpose of this letter is to confirm your acceptance of the terms of your employment, effective September 8, 2009, as follows:

1.     As Chief Executive Officer of the Company and a member of the Board of Directors, you will report to the Board of Directors, acting in accordance with the Company’s articles, bylaws and resolutions enacted by or policies established by the Board of Directors. You will provide regular reports to the Board on financial performance, strategic direction, management development, business plans, and such other matters as are customarily reviewed by or as may be required by the Board of Directors. You will also cooperate with the Chairman of the Board in carrying out his responsibilities.

You and your family will relocate to the Birmingham Alabama area no later than July 1, 2010, with a relocation benefit consistent with the Company’s executive relocation package applicable to the relocation of the Company’s corporate headquarters to the Birmingham Alabama area.

2.     Your compensation package will be as follows:

(a)           Your annualized base salary will be $660,000 per year, which will be subject to review and adjustment by the Compensation and Human Resources Committee of the Board of Directors of the Company and paid in accordance with the payroll practices of the Company, as they may change from time to time.

(b)           You will participate in the Walter Energy, Inc. Executive Incentive Plan (Plan) with a bonus target of 100% of your base salary to a maximum of 2 times target.  The amount of your incentive will fluctuate based upon actual performance under the performance metrics associated with the Plan. Participation in the bonus pool is dependent upon the achievement of the Company’s annual financial and other goals, as well as the accomplishment of individual objectives mutually agreed upon in writing each year. A payment under the Executive Incentive Plan will not be paid or be payable in the event you are not employed by the Company on the date Plan payments are paid. Please note that participation in the Employee Stock Purchase Plan is a requirement of the EIP.

(c)           You will be eligible for participation in the Company’s Amended and Restated 2002 Long-Term Incentive Award Plan. In connection with your acceptance of this position, you will receive a one-time equity award having an economic value of $1 million in the form of 50% non-qualified stock options and 50% restricted stock units, subject to vesting one-third per year over a three year period.  The equity award will be priced as of September 8, 2009.

(d)           You will receive a vehicle allowance of $2,000 per month, subject to usual withholding and employment taxes, payable in cash during the succeeding month in accordance with normal payroll practices.

(e)           You will receive the following additional benefits:

•      Reimbursement for all reasonable and customary business-related travel and entertainment expenses in accordance with the terms of the policy generally applicable to the executives in the location in which you are primarily based, as it may change from time to time.

•      Participation in the group life and health insurance benefit programs, generally applicable to executives employed in the location in which you are primarily based, in accordance with their terms, as they may change from time to time.

•      Participation in the Company’s retirement plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms. Your eligibility to participate will be consistent with the requirements of ERISA.

•      Participation in the Employee Stock Purchase Plan, as it may change from time to time and in accordance with its terms.

•      Eligibility for one month of annual vacation to be used each year in accordance with policy generally applicable to executives employed in the location in which you are primarily based, as it may change from time to time.

•      The Company will pay the dues for your membership in a country club and in a luncheon club in the Birmingham area and for an annual executive physical.

•      You may use company-owned aircraft, leased or chartered aircraft for your business travel as appropriate.  However, you will not use any company-owned, leased or chartered aircraft for personal travel at company expense, except in the case of a family emergency and with the prior approval of the Chairman of the Compensation and Human Resources Committee of the Board, or in the event of his unavailability, the Chairman of the Corporate Governance Committee. You will not be required to reimburse the cost of any such pre-approved emergency travel to the Company, but the value of such travel will be taxable to you in accordance with applicable IRS regulations.

3.     It is agreed and understood that your employment with the Company is to be at will, and either you or the Company may terminate the employment relationship at any time for any reason, with or without cause, and with or without notice to the other; nothing herein or elsewhere constitutes or shall be construed as a commitment to employ you for any period of time.

4.     Severance Benefits. In the event of your Involuntary Termination (as defined below), other than for “Cause” (as defined below), or your Constructive Termination (as defined below), but, in each case, excluding any separation from service by reason of your death or disability, you will be eligible for the following severance benefits:

(a)   Monthly pay continuation for a period of twelve (12) months with each monthly payment equal to one-twelfth (1/12) times the sum of your base pay and annual target bonus in effect at the time of your separation from service (the “Severance Date”). Monthly payments will occur in accordance with the payroll dates in effect on the Severance Date, and such payment dates will not be affected by any subsequent change in payroll practices.

(b)   Commencing on the month following the last monthly payment under (a) above, monthly pay continuation for a period of twelve (12) additional months with each monthly payment equal to one-twelfth (1/12) times your annual base pay in effect at the time of your separation of service.

(c)   A pro-rata bonus under the Company’s Executive Incentive Plan (or successor annual bonus plan) based on the portion of the year actually worked up to the Severance Date and computed based on actual annual performance. Such pro-rata bonus shall be paid during the year following the year that includes the Severance Date in accordance with the terms of the Executive Incentive Plan

(d)   Except as provided below, continuation of all fringe benefits at the level in effect on the Severance Date, in each case beginning immediately upon the Severance Date and continuing until the earlier of (A) the date that is twenty-four (24) months after the Severance Date, (B) the last date you are eligible to participate in the benefit under applicable law, or (C) the date you are eligible to receive comparable benefits from a subsequent employer, as determined solely by the Company in good faith. Such benefits shall be provided to you at the same coverage level and cost to you as in effect on the Severance Date. Notwithstanding the foregoing, your participation in the Employee Stock Purchase Plan and long-term disability insurance plan, and your ability to make deferrals under the Company’s retirement plan, will cease effective on the Severance Date.

To the extent required by law, you shall qualify for COBRA health benefit continuation coverage beginning upon expiration of the twenty-four (24) month benefit continuation period described above.

For purposes of enforcing this subsection (d), you shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

Notwithstanding anything to the contrary in this agreement, if you are a Specified Employee (as defined below) on the Severance Date, to the extent that you are entitled to receive any benefit or payment under this agreement that constitutes deferred compensation within the meaning of Section 409A of the Code before the date that is six (6) months after the Severance Date, such benefits or payments shall not be provided or paid to you on the date otherwise required to be provided or paid. Instead, all such amounts shall be accumulated and paid in a single lump sum to you on the first business day after the date that is six (6) months after the Severance Date (or, if earlier, within fifteen (15) days following your date of death). If you are required to pay for a benefit that is otherwise required to be provided by the Company under this agreement by reason of this Section 4(d), you shall be entitled to reimbursement for such payments on the first business day after the date that is six (6) months after the Severance Date (or, if earlier, within fifteen (15) days following your date of death). All benefits or payments otherwise required to be provided or paid on or after the date that is six (6) months after the Severance Date shall not be affected by this Section 4(d) and shall be provided or paid in accordance with the payment schedule applicable to such benefit or payment under this agreement.  Prior to the imposition of the six month delay as set forth in this Section 4(d), it is intended that (i) each installment under this agreement be regarded as a separate “payment” for purposes of Section 409A of the Code, and (ii) all benefits or payments provided under this agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4) (short-term deferral) or 1.409A-1(b)(9) (certain separation pay plans). This Section 4(d) is intended to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code.

For purposes of this agreement, the following terms have the meanings set forth below:

(i)            “Involuntary Termination” means your involuntary separation from service within the meaning of Treasury Regulations Section 1.409A-1(n)(1).

(ii)           “Cause” means: (a) material failure to act in accordance with the reasonable instructions of the Board of Directors, (b) conviction of a felony arising from any act of fraud, embezzlement or willful dishonesty in relation to the business or affairs of the Company or any other felonious conduct on your part that is demonstrably detrimental to the best interests of the Company or any subsidiary or affiliate, (c) being repeatedly under the influence of illegal drugs or alcohol while performing your duties, or (d) commission of any other willful act that is demonstrably injurious to the financial condition or business reputation of the Company or any subsidiary or affiliate.

(iii)          “Constructive Termination” means your voluntary separation from service for Good Reason. “Good Reason” means the occurrence of any of the following conditions (in each case arising without your consent): (A) a material breach of this agreement by the Company, including Section 13 of this agreement, or (B) a material diminution in your authority, duties or responsibilities or the authority, duties, or responsibilities of the supervisor to whom you are required to report. Notwithstanding the foregoing, your voluntary separation from service shall be a Constructive Termination only if (x) you provide written notice of the facts or circumstances constituting a Good Reason condition to the Company within 30 days after the initial existence of the Good Reason condition, (y) the Company does not remedy the Good Reason condition within 30 days after it receives such notice, and (z) the voluntary separation from service occurs within 90 days after the initial existence of the Good Reason condition. The foregoing definition of Constructive Termination is intended to qualify for the safe harbor under Treasury Regulations Section 1.409A-1(n)(2)(ii) for treating a voluntary separation from service as an involuntary separation from service.

For purposes of this agreement, the parties agree that “Good Reason” will not exist solely because: (i) the amount of your bonus fluctuates due to performance considerations under the Company’s executive incentive plan or other Company incentive plan applicable to you and in effect from time to time, or (ii) you are transferred to a position of comparable responsibility and compensation within the Company.

(iv)          “Separation from service” means your “separation from service” from your employer within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h). For this purpose, your “employer” is the Company and every entity or other person which collectively with the Company constitutes a single service recipient (as that term is defined in Treasury Regulations Sections 1.409A-1(g)) as the result of the application of the rules of Treasury Regulations Sections 1.409A-1(h)(3); provided that an 80% standard (in lieu of the default 50% standard) shall be used for purposes of determining the service recipient / employer for this purpose.

(v)           “Specified Employee” means a “specified employee” of the service recipient that includes the Company (as determined under Treasury Regulations Sections 1.409A-1(g)) within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations Section 1.409A-1(i), as determined in accordance with the procedures adopted by such service recipient that are then in effect, or, if no such procedures are then in effect, in accordance with the default procedures set forth in Treasury Regulations Section 1.409A-1(i).

You shall not be entitled to severance benefits under this agreement in the event you experience a separation from service within twenty-four months after a Change in Control of the Company (as defined in your Executive Change in Control Severance Agreement with the Company). Severance benefits payable upon a separation from service during such period, if any, shall be determined and paid under such Executive Change in Control Severance Agreement.

5.     You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company.  You hereby assign to the Company your entire right and interest in any Developments and will hereafter execute any documents in connection therewith that the Company may reasonably request.  This section does not apply to any inventions that you made prior to your employment by the Company or any of its predecessors or affiliates, or to any inventions that you develop entirely on your own time without using any of the Company’s equipment, supplies, facilities or the Company’s or its customers’ confidential information and which do not relate to the Company’s business, anticipated research and developments or the work you have performed for the Company.

6.     Non-Compete/Non-Solicit. It is understood and agreed that the nature and methods employed in the Company’s business are such that you will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers and employees of the Company that result in the creation of customer goodwill.  Therefore, following the termination of employment under this agreement for any reason that results in the payment of severance and continuing for a period of twenty-four (24) months from the date of such termination, so long as the Company or any affiliate, successor or assigns thereof carries on the same or like business within the Restricted Area (defined below), including the states that the Company operates in as of the date of your separation, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a)           Call upon, solicit, write, direct, divert, influence, or accept business (either directly or indirectly) with respect to any account or customer or prospective customer of the Company or any corporation controlling, controlled by, under common control with, or otherwise related to Company, including but not limited to any other affiliated companies; or

(b)           Hire away any independent contractors or personnel of Company and/or entice any such persons to leave the employ of Company or its affiliated entities, successors or assigns without the prior written consent of the Company.

“Restricted Area” shall mean in those industries that we compete at the time of your separation, unless the Board of Directors approves an exception.

7.     Non-Disparagement.  Following the termination of employment under this agreement for any reason and continuing for so long as the Company or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a)           Make any statements or announcements or permit anyone to make any public statements or announcements concerning your termination with Company, or

(b)           Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Company or its affiliated entities.

8.     As an inducement to the Company to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services and that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

9.     You acknowledge and agree that you will respect and safeguard the Company’s property, trade secrets and confidential information.  You acknowledge that the Company’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property.  In the event that you leave the employ of the Company, you will not disclose any trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner.

10.   Compensation Recovery Policy. It is understood and agreed that if any of the Company’s financial statements are required to be restated due to errors, omissions, fraud, or misconduct, the Compensation and Human Resources Committee (Committee) may, in its sole discretion but acting in good faith, direct that the Company recover all or a portion of any cash incentive, equity compensation or severance plan disbursement paid to me with respect to any fiscal year of the Company for which the financial results are negatively affected by such restatement.  For purposes of this provision, errors, omissions, fraud, or misconduct may include and are not limited to circumstances where the Company has been required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, as enforced by the SEC, and the Committee has determined in its sole discretion that you had knowledge of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Company, or you personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur.

11.   The Board believes that the Company’s executives should have a meaningful equity investment in the Company.  In this regard, under the terms of the Company’s equity stock ownership policy, and subject to the terms of the policy currently in effect, you have committed to acquire and maintain stock in the company having a value equal to 5 times your annual base salary.

12.   To the extent this agreement provides for reimbursements of expenses incurred by you or in-kind benefits the provision of which are not exempt from the requirements of Section 409A of the Code, the following terms apply with respect to such reimbursements or benefits: (i) the reimbursement of expenses or provision of in-kind benefits will be made or provided only during the period of time in which you are employed by the Company or during the other period of time specifically provided herein; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) all reimbursements will be made upon your request in accordance with the Company’s normal policies but no later than the last day of the calendar year immediately following the calendar year in which the expense was incurred; and (iv) the right to the reimbursement or the in-kind benefit will not be subject to liquidation or exchange for another benefit.

13.   The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to you, to expressly assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

14.   It is agreed and understood that this offer letter, if and when accepted, shall constitute our entire agreement with respect to the subject matter herein and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Walter Energy, Inc. and related business units, with the exception of the Executive Change in Control Severance Agreement dated February 18, 2004, as amended, entered into between you and the Company.

Vic, we are delighted that you have agreed to head the Company. If the terms contained within this letter are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided and retain one copy for your records.

Very truly yours,

/s/ Bernard G. Rethore

Bernard G. Rethore
Chairman, Compensation and Human Resources Committee for the Board of Directors

ACCEPTANCE

I have read the foregoing, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same.  I approve and accept the terms set forth above as governing my employment relationship with the Company.

Signature:	/s/ Victor P. Patrick	Date:	12/31/09